Exhibit 5.2

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

December 5, 2023

Kazia Therapeutics Limited

Three International Towers

Level 24, 300 Barangaroo Avenue

Sydney NSW 2000, Australia

Re: Securities Registered under Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form F-3 (File No. 333-259224) (the “Registration Statement”) filed on September 1, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Kazia Therapeutics Limited, a public limited company incorporated under the laws of Australia (the “Company”) of up to $100,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on September 8, 2021. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 4, 2023 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The base prospectus, dated September 8, 2021, included in the Registration Statement and as supplemented by the Prospectus Supplement, is referred to as the “Prospectus.” The Prospectus relates to the offering by the Company of (i) 2,620,000 shares of the Company’s American Depositary Shares, each representing ten ordinary shares of the Company (the “ADSs”), (ii) pre-funded warrants to purchase up to 1,824,445 ADSs (the “Pre-Funded Warrants”), and (iii) up to 1,824,445 ADSs issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrant ADSs”) covered by the Registration Statement. The ADSs and the Pre-Funded Warrants are being sold pursuant to a securities purchase agreement among the Company and the investor named in signature pages thereto (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below, including that certain Amended and Restated Deposit Agreement, dated as of June 6, 2016, by and among the Company, the Bank of New York Mellon (the “Depositary”), and certain other parties (the “Deposit Agreement”). We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to New York law (without regard to the possible application under New York choice-of-law rules of the substantive law of any other jurisdiction).

Based on the foregoing, we are of the opinion that:

1.

When the Pre-funded Warrants have been delivered and paid for in accordance with the terms of the Securities Purchase Agreement, the Pre-Funded Warrants will constitute valid and binding obligations of the Company.

2.

Upon due execution by an authorized officer of the Depositary and delivery by the Depositary of the Pre-Funded Warrant ADSs against the deposit of the underlying Ordinary Shares by the Company in respect of the Pre-Funded Warrant ADSs in accordance with the provisions of the Deposit Agreement, the persons in whose names such Pre-Funded Warrant ADSs are registered will be entitled to the rights of the holders of ADSs specified in the Pre-Funded Warrant ADSs and in the Deposit Agreement.

Kazia Therapeutics Limited

December 5, 2023

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) after the issuance of any ADSs (including ADSs issuable upon exercise of the Pre-funded Warrants) offered pursuant to the Prospectus Supplement, the total number of issued Ordinary Shares together with the total number of Ordinary Shares issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Pre-funded Warrant), then outstanding, will not exceed the total number of authorized Ordinary Shares available for issuance under the Company’s organizational documents as then in effect (the “Charter”) and (ii) the Pre-funded Warrants, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will constitute valid and legally binding obligations of the Company in accordance with their terms and under the laws of Australia.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 6-K dated December 5, 2023 and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP